Exhibit 10.8

Our ref : GC23/669 (Your ref: AH/293/0923) Date : 5th September 2023 POI Design & Associates Sdn Bhd No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur

Dear Sirs,

CADANGAN MEMBINA DAN MENYIAPKAN PEMBANGUNAN PERNIAGAAN SECARA BERSTRATA YANG MENGANDUNGI:

1.	1 BLOK PANGSAPURI PERKHIDMATAN 41 TINGKAT (476 UNIT) BERSAMA RUANG PERNIAGAAN DAN KEMUDAHAN SERTA FASILITI

2.	5 TINGKAT TEMPAT LETAK KERETA SEPARUH BESMEN

3.	1 UNIT PENCAWANG ELEKTRIK DALAM BANGUNAN

DI ATAS SEBAHAGIAN PT23025, GENTING PERMAI, MUKIM BENTONG, DAERAH BENTONG, PAHANG DARUL MAKMUR

-	LETTER OF AWARD FOR INTERIOR DESIGN FIT OUT WORKS

We refer to your Final Offer submission as attached herewith and all relevant correspondences/ clarifications for Interior Design Fit Out Works. We are now pleased to appoint you as our ID Contractor and hereby award the Interior Design Fit Out Works as described below (“the Works”) for the fixed Lump Sum of RM 36,149,000.00 (RINGGIT MALAYSIA: THIRTY-SIX MILLION ONE HUNDRED FORTY-NINE THOUSAND Only) subject to the following terms and conditions.

1.	SCOPE OF WORKS

The scope of works/ contract shall be those shown, described, inferred on the tender document, tender addendum, drawings, specification, Conditions of Contract, Bills of Quantities and any incidental works and expenditures which are necessary for proper execution and completion of the Contract Works. it is further required that the construction works shall follow strictly to the details as shown in the construction drawings, specification and instruction which may be issued to you from time to time and shall be fit for purpose for the intended use of the development.

Any error in description, quantity or omission of items between the construction drawings and/or Contract Documents shall not vitiate this Contract but shall be corrected by the ID Consultant. You shall inform the ID Consultant on all the discrepancies found between the construction drawings and/or Contract Documents before proceeding with the construction works.

The site is located on part Lot PT23025, Genting Permai, Mukim Bentong, Daerah Bentong, Pahang Darul Makmur.

2.	CONTRACT SUM

The overall Contract Sum for the Works is at a Lump Sum of RM 36,149,000.00 (Ringgit Malaysia : Thirty-Six Million One Hundred Forty-Nine Thousand Only).

Antharas Hills Sdn Bhd (1244508.U)

140, Jalan Maarof, Bangsar, 59100 Kuala Lumpur, Malaysia.

t +603 2092 2992 f +603 2092 2902

Genting Permai Sales Gallery

No. 1, Ground Floor, Lot No. 21075, Jalan Permai 2,

Genting Permai, 69000 Genting Highlands, Pahang.

www.geoantharas.com.my

Our ref	: GC23/669 (Your ref: AH/293/0923)	2/8 Page
Date	: 5th September 2023

This Contract is let on firm price basis and the Contract Sum is calculated based on the rates and prices inserted by you in the Bills of Quantities provided in the Tender Document and are not subject to any adjustments due to inflation, changes of quantities, increase in labour, materials and fuel cost, changes in currency exchange rates or any other duties arising out of any changes due to existing legislations or other new laws, amendments or replacements of existing legislation coming into effect after the submission of the tender or during the progress of the works.

3.	ARTICLES OF AGREEMENTS AND CONDITiONS OF CONTRACT

The Contract shall be based on the Agreements and Conditions of PAM Contract 2018 (Without Quantities), published by Pertubuhan Arkitek Malaysia together with Amendments, Amplifications and Supplementary Clauses as listed in the Contract Document in Page AA/1 to AA/20.

4.	COMPLETION PERIOD

The overall completion period for the Works, inclusive of any mobilization time shall be Five (5) months from Date of Site Possession subject to Main Building Contractor’s work programme and site condition.

The date of site possession shall be on 27th September 2023 and the overall completion date shall be on 29th February 2024.

Time is of essence in this Contract. Failing to complete in accordance to date set above, then we shall impose Liquidated Damages (LO) as stipulated in the Clause 5 of this letter from the scheduled date of completion stated above until the date of practical completion. We shall be entitled to deduct such sum as a debt from any monies due or become due to you under the Contract.

You agree to waive the rights to claim for any loss and expense arising from the extension of time granted unless an ID Consultant’s lnstruction(s) is (are) given for any additional scope of works.

Certificate of Practical Completion will only be issued upon receipt of the following documents:

i.	All the relevant guarantees and warranties.

ii.	Four (4) hardcopies, two (2) softcopies and one (1) set reduced size of as-built drawings endorsed by licensed surveyor and approved by ID Consultant.

iii.	Four (4) hardcopies and one (1) softcopy of Operation & Maintenance Manual approved by ID Consultant.

iv.	Inventory list for all furniture, fittings and equipment supplied under Contract.

v.	Testing & Commissioning of all relevant services.

vi.	All items as stipulated in the Contract.

5.	LIQUIDATED DAMAGES

It is acknowledged that time is critically important under this contract. In the event of any delay to the completion of the Works beyond the Date for Completion stated under the Contract or any extended period in respect thereof allowed under the Contract or issuance of Certificate of Non-Completion by the ID Consultant for the works, then you shall be liable for Liquidated Damages (LD) which is calculated at the rate of RM 8,000.00 per calendar day.

The LD is to be deemed to be actual loss which we will suffer and you agree to pay to us the said amount without the need for us to prove actual loss or damages.

6.	RATIONALIZATION OF PRICES/RATES

The prices and rates in the Bill of Quantities shall be scrutinized and rationalized by the ID Consultant as to their reasonableness but the Contract Sum as mentioned above shall remain unaltered. The prices and rates as so agreed shall remain fixed and firm for the whole duration of the Contract and shall not be subjected to any fluctuation for any reason whatsoever.

Our ref	: GC23/669 (Your ref: AH/293/0923)	3/8 Page
Date	: 5th September 2023

7.	OMISSION OF WORKS AND/OR VALUE ENGINEERING

The Employer reserves the right to omit or conduct value engineering any part of the Works. Before issuing an instruction effecting such changes, the Employer may give a preliminary notice (in writing 3 to 4 weeks) of such changes to the ID Contractor. The Contract Sum shall be adjusted in accordance with the rate and prices stipulated in the Bills of Quantities/Schedule of Works in the Contract Document. You Shall not be entitled to any financial claims i.e. loss of profit and attendance due to such omission.

8.	DEFECTS LIABILITY PERIOD

The Defects Liability Period shall be Twenty Four (24) Calendar months from the day named in the Certificate of Practical Completion (CPC) of the Works.

We may issue instructions in regard to rectification of defective works or defects which shall appear during the contract period and you shall within twenty eight (28) days after receipt of such instructions comply with the same failing which we shall be entitled to retain such certified sum as we deem fit in our absolute discretion for such rectification works or we shall employ a third party contractor to rectify the same and deduct the additional costs from any monies due or to become due to you under the Contract.

9.	RETENTION FUND

i.	The percentage of certified value retained shall be ten percent (10%) of the value of work executed and materials on site included in the certificate subject to five percent (5%) of the Limit of Retention Fund.

ii.	The first moiety (2.5%) of Retention Fund shall be released upon issuance of Certificate of Practical Completion and the balance of 2.5% shall be released upon issuance of Certificate of Making Good Defects or expiration of Defects Liability Period, whichever is later.

10.	CERTIFICATES AND PAYMENTS

The submission of payment application shall be based on a monthly interval in accordance to Clause 30 of PAM Conditions of Contract. In the submission of monthly payment application, you shall include three (3) sets of coloured progress photographs and layout plan indicating the status of progress of the work already properly completed and included in your claim and a detailed breakdown of the progress claim together with endorsed delivery order records in accordance with the format approved by the ID Consultant.

75% of the total value of all materials and goods delivered to site which will be incorporated into the permanent works excluding all temporary works will be valued in Interim Certificate with supporting delivery orders/invoices. No payment will be made for materials and goods prematurely delivered to the site. No payments for materials and goods off-site will be included in Interim Certificate.

The sum for balance of works (after deducting the retention and any set off pursuant to the PAM Conditions of Contract) that have been valued and certified by the ID Consultant shall be paid to the Contractor within the period of honouring certificate of thirty (30) days.

11.	PERIOD TO COMPLETE FINAL ACCOUNT

The Period to complete the Final Account shall be within Fifteen (15) months from the date stated in the Certificate of Practical Completion.

Our ref	: GC23/669 (Your ref: AH/293/0923)	4/8 Page
Date	: 5th September 2023

12.	PRELIMINARIES AND PREAMBLES

All the preliminaries items which are necessary for the execution and completion of the Works shall be deemed to be included and form part of the contract.

13.	PERFORMANCE BOND

You are not required to deposit with us a Performance Bond in the form of irrevocable Bank Guarantee for an amount equal to 5% of the Contract Sum. However, you are required to give a corporate guarantee for an amount equal to 5°/,-, of the Contract Sum within fourteen (14) days of the date of Letter of Award.

The corporate guarantee shall remain in force and effect until three months after the date of completion of the Contract.

14.	INDEMNITY AND INSURANCES

Prior to commencement of the Works, you shall be required to submit the following:

i.	Contractors All Risk Insurance Policy, Workmen’s Compensation and SOCSO together with the receipts for the premiums paid.

ii.	You shall bear the full amount of the deductibles and excess clause under all insurances.

iii.	Insurance cover for accidental bodily injury to or illness of third parties, accidental loss of or damage to property belonging to third parties (Clause 19.1 of the Agreements and Conditions of PAM Contract 2018 (without Quantities) shall be RM 5,000,000.00.

iv.	Amount for removal of debris (Clause 20A of the Agreements and Conditions of PAM Contract 2018 (without Quantities) shall be RM 200,000.00.

You shall also purchase the necessary insurance to cover your own plant, tools and equipment etc. against theft and accident. All costs are deemed included in the Contract Sum.

15.	WORKS PROGRAMME AND ORGANISATION CHART

You shall develop and submit to us a detailed work programme encompassing all the key milestones. You are required to submit list of plant and machineries intended to be deployed to site, a site management and supervisory organization chart indicating the names and positions of each key personnel before commencement of any work on site. It is the requirement of the Contractor to fully comply with the approved programme, site management team and personnel and the list of plant and machineries. Changes are only permitted with the written consent of the ID Consultant.

During the course of the contract, you may be advised to re-schedule your work programme to meet the Employer or authorities’ requirements. Your price and rates are deemed to have accounted for such compliance.

16.	ACCEPTANCE OF SITE

You are deemed to have visited the site and familiar with the site and its surrounding including the nature of the grounds and its levels, extent of the contract works, availability of the water, electricity and other services, the means of communication with and the access to the site and any other obstacles or unfavourable site conditions which may likely to be encountered.

You shall accept the site as handed over to you. No claim in connection with any obstacles, unfavourable site condition, constraints, levels, etc. shall be entertained.

Our ref	: GC23/669 (Your ref: AH/293/0923)	5/8 Page
Date	: 5th September 2023

17.	LEVELS AND SETTING OUT

You are required to inspect and check the existing levels and satisfy yourself on the existing conditions and the accuracy of layout plan, levels and dimensions of site against those shown on the drawings before commencement of work.

18.	FINES/PENALTIES IMPOSED BY LOCAL AUTHORITIES

You shall be responsible for any fines or penalties imposed by the Local Authorities and/or Service Provider for any damages and losses caused either directly or indirectly due to your operation on site at any time during the duration of the Contract including the Defect Liability Period. Any payment made by tile Employer due to penalties imposed by Authorities and/or Service Provider of any offences or damages caused to their properties, the Employer has the absolute right to deduct from Contractor’s payment claims or make a demand as debt owed by the Contractor.

19.	WORK STOPPAGE BY AUTHORITIES

In the event the works are stopped from proceeding by Authorities or otherwise, we shall have the right to determine your employment under this Contract and you shall be paid for the actual work done including mobilization and demobilization in accordance with the Conditions of the Contract but you shall not be entitled to claim for loss of profit or any other cost and/ or expenses due to the said determination.

20.	ASSIGNMENT OR SUB-LETTING

You shall not without prior written consent from us assign your rights, interest, benefits or obligations under this Contract (except for the purpose of company reconstruction or amalgamation) and shall not without the prior written consent from us sub-let any portion of the work.

If you assign, transfer or sub-letting this Contract either in whole or in part any of your rights and obligations and/or the Works herein with our prior consent, you shall not be relieved of any of your obligations under this Contract.

The Employer may assign their rights and/or obligations under this Letter of Award to any of our lenders and their successors and assigns including but not limited to obtaining financing and refinancing purpose for the Project.

21.	SITE SECURITY AND SAFETY AT WORKS

You shall provide general security at site to safeguard or protect your plants, machineries and assets or to meet your insurance obligations at your own cost.

You shall comply with all prevailing site and public safety regulations by laws and other statutory requirements. You are specifically reminded to comply with requirements of Occupational Safety and Health Act 1994 (Act 514).

22.	PROTECTION OF ENVIRONMENT

You undertake that, in the course of carrying out the Contract Works, you shall not, and shall procure that your servants, agents and subcontractors, and their agents and servants shall not, carry out any open burning activity or any other activity that may result in the pollution of the environment, and shall properly dispose off its materials and other discarded or unusable by-products of the Works in an environmentally-safe manner. You further agree that you shall indemnify and hold us harmless against all costs, fines and any other penalty which we may suffer as a result of you, your servants, agents or subcontractors or their agents or servants failing to comply with the requirements of this provision.

Our ref	: GC23/669 (Your ref: AH/293/0923)	6/8 Page
Date	: 5th September 2023

23.	CO-OPERATION WITH OTHER CONTRACTORS

You are required to extend your co-operation, attendance and co-ordination to other Contractors appointed by us to carry out work within the site.

24.	AS-BUILT DRAWINGS

You shall submit all as-built drawings, reduced size drawings and softcopy of drawings pertaining to your works and those of your sub-contractor’s works to the requirements of the ID Consultant. Submission of the as built drawings is a condition precedent to the issuance of Certificate of Practical Completion (C.P.C).

25.	QUALITY CONTROL

Regular quality control tests shall be conducted according to the Contract’s specifications or wherever and whenever requested to do so by the ID Consultant. Notwithstanding the above, you shall be fully responsible to ensure that all tests and materials supplied comply with the approving authorities’ requirements without additional cost to us.

You shall submit within one (1) week of this letter an outline plan for quality control over the project period, including all necessary documentation for ID Consultant’s approval.

26.	DISCREPANCY BETWEEN DOCUMENTS AND DRAWINGS

You are responsible for checking all survey drawings, Architectural drawings and actual site conditions and ensure that these drawings tally with one another and also tally with the actual site conditions. If there are any discrepancies in the above drawings and site conditions, you shall immediately report such discrepancies to the ID Consultant and vary as instructed.

Prior to commencement of the Works and trades, it is deemed that you have checked and confirmed that the drawings tally with one another and the site condition. NO claims for extension of time or financial claims on rectification cost will be entertained resulting from failure to do so.

27.	OTHER REQUIREMENTS

i.	All debris, waste and rubbish resulting from the contract works are to be cleared and disposed off from site.

ii.	All employees and workers, permanent or temporary, shall be allowed to work only if all legal requirements have been fulfilled, with special regards to all Malaysian.

iii.	You shall observe and comply with Immigration and Labour Laws. All payments, contributions, levies, deduction and taxes required by the Immigration Labour Department, any other authorities and welfare of the workers shall be the sole responsibility of the Contractor. You are to indemnify us from any claims, action or proceedings arising from your non-compliance with all such requirements. Workers are to comply with the site security control.

iv.	Prior to commencement of the Works, you shall conduct a joint inspection with the Main Building Works Contractor (Geo Hill Construction Sdn Bhd) to record and document (with photos) any existing defects and/or damages on site. Any damages caused due to your Works once the site has been handed over shall be under your responsibility to rectify and all associated cost shall be borne by you.

v.	Unless otherwise stated, you shall carry out the works in the order and manner as the ID Consultant may from time to time direct.

vi.	You shall take full control of behaviour of your workforce and be responsible for any misconduct, ill-behaviour and problem created by the workmen, agent, employee under your scope of works. Any damage or harm caused to the works as a result of your workmen shall be borne by you. All workmen to be employed on site shall be subjected to the Employer or the ID Consultant’s approval. The Employer or the ID Consultant shall have the right, without assigning any reasons, to instruct you to remove any person named by the Employer or the ID Consultant from the site immediately.

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Date	: 5th September 2023

vii.	You are required to attend the toolbox meeting as instructed by the Main Building Works Contractor (Geo Hill Construction Sdn Bhd).

viii.	Any penalty or fines imposed by the Main Building Works Contractor (Geo Hill Construction Sdn Bhd) due to negligence in your scope of works shall be borne by you.

ix.	All the necessary preliminaries items such as reimbursement to the Main Building Works Contractor (Geo Hill Construction Sdn Bhd) for the usage of temporary water, power, storage areas and the like are deemed to have been included in the Contract Sum. You shall coordinate with the Main Building Works Contractor on the usage of tower cranes or other facilities on site and the Main Building Works Contractor will not be obliged nor specially arrange hoisting/carnage facilities apart from the existing hoisting/carnage facilities available at site.

28.	CONTRACT BINDING

Pending the execution of the formal contract document, this letter and documents mentioned above shall form a legal and binding contract. You will be notified by the ID Consultant when the formal contract documents are ready for your signature.

In the event of any conflict between the terms in this Letter and the terms in any other contract documents, the terms in this Letter shall prevail over the terms in other contract documents.

This letter is prepared in triplicate. If you agree on the above terms and conditions, please return to us all three (3) copies of this letter duly initialled on all pages, signed and witnessed where indicated.

Thank you.

Yours faithfully,

ANTHARAS HILLS SDN BHD

Signature	:	/s/ Teh Keah Yong
Name	:	Mr. Teh Keah Yong
Designation	:	Director
Date	:

Our ref	: GC23/669 (Your ref: AH/293/0923)	8/8 Page
Date	: 5th September 2023

ACKNOWLEDGEMENT

CADANGAN MEMBINA DAN MENYIAPKAN PEMBANGUNAN PERNIAGAAN SECARA BERSTRATA YANG MENGANDUNGI:

1.	1 BLOK PANGSAPURI PERKHIDMATAN 41 TINGKAT (476 UNIT) BERSAMA RUANG PERNIAGAAN DAN KEMUDAHAN SERTA FASILITI

2.	5 TINGKAT TEMPAT LETAK KERETA SEPARUH 8F.SMEN

3.	1 UNIT PENCAWANG ELEKTRIK DALAM BANGUNAN

DI ATAS SEBAHAGIAN PT23025, GENTING PERMAI, MUKIM BENTONG, DAERAH 8ENTONG, PAHANG DARlJL MAKMUH

-	LETTER OF AWARD FOR INTERIOR DESIGN FIT OUT WORKS

I/We, PDI DESIGN & ASSOCIATES SON. BHD. herewith confirm our acceptance of the above terms and conditions stipulated in the Letter of Acceptance referenced: GC23/669 (our ref: AH/293/0923) dated 5th September 2023 and acknowledge receipt of the said letter, which form part of the contract document between both parties.

Signature	:	/S/ DATIN CANDY ISANG	Signature of Witness	:	/S/ LEE CHONG YEN, IRENE

Name of Signatory	:	DATIN CANDY ISANG	Name & NRIC No.	:	LEE CHONG YEN, IRENE 740214-14-5402

Designation	:	DIRECTOR	Designation	:	Account Exe.
Company Chop & Address			Address	:

Date	:	05/09/2023	Date	:	05/09/2023

PDI DESIGN & ASSOCIATES SDN BHD OUR REF : AH/293/0923 PROJECT : GEO ANTHARAS TITLE : CONTRACT AMOUNT SUMMARY

Item	Description	Total Contract Amount (RM)
1	Residence unit ID fit-out works	22,904,210.00
2	Tower B & C Sky Villa Residence unit ID fit-out works - (7 unit)	2,254,550.00
3	ID Common Area ID fit-out works	8,080,690.00
4	Architectural floor finishes (Niro Tiles)	655,000.00
5	Landscape Works	2,254,550.00

	TOTAL	36,149,000.00